UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
Filed by the Registrant ☒ Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material under § 240.14a-12.
ANNEXON, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ANNEXON, INC.
1400 Sierra Point Parkway, Bldg C, Suite 200
Brisbane, California 94005
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 9, 2022
Dear Stockholder:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Annexon, Inc., a Delaware corporation (the “Company”) on Thursday, June 9, 2022 at 9:00 a.m. Pacific Daylight Time. This year’s Annual Meeting will be held virtually, conducted via live audio webcast. You can attend the meeting via the internet at www.virtualshareholdermeeting.com/ANNX2022 by using the 16-digit control number that appears on your proxy card (printed in the box and marked by the arrow) and the instructions that accompanied your proxy materials.
The Annual Meeting will be held for the following purposes:
1.
To elect the two nominees for director named herein to serve as Class II directors to hold office until the 2025 annual meeting of stockholders or until their respective successors are duly elected and qualified.

2.	To ratify the selection by the Audit Committee of our Board of Directors of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.
3.	To approve, on an advisory (non-binding) basis, the frequency of future advisory votes on the compensation of our named executive officers.
4.	To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 14, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on
Thursday, June 9, 2022 at 9:00 a.m. Pacific Daylight Time, conducted via live audio webcast.
The proxy statement and annual report to stockholders
are available electronically at www.proxyvote.com.
By Order of the Board of Directors

Douglas Love
President and Chief Executive Officer
Brisbane, California
April 27, 2022
You are cordially invited to attend the Annual Meeting, conducted via live audio webcast. Whether or not you expect to attend the meeting, please vote by proxy over the telephone or through the internet, or by completing, dating, signing and returning a proxy that we may mail to you as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote at the Annual Meeting. Please note, however, that if your shares are held through a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

ANNEXON, INC.
1400 Sierra Point Parkway, Bldg C, Suite 200
Brisbane, California 94005
PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Annexon, Inc. (sometimes referred to as the “Company” or “Annexon”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 29, 2022 to all stockholders of record entitled to vote at the Annual Meeting.
How do I attend the Annual Meeting?
The meeting will be held virtually on Thursday, June 9, 2022, at 9:00 a.m. Pacific Daylight Time at www.virtualshareholdermeeting.com/ANNX2022. There will be no physical meeting location. The meeting will be conducted only via an audio webcast. We believe that hosting a virtual meeting will facilitate stockholder attendance and participation at our annual meeting by enabling stockholders to participate from any location around the world. We have designed the virtual meeting to provide the same rights and opportunities to participate as stockholders would have at an in-person meeting, including the right to vote and ask questions during the meeting through the virtual meeting platform. To attend the Annual Meeting, stockholders will need to log-in to www.virtualshareholdermeeting.com/ANNX2022 using the 16-digit control number on the proxy card or the instructions that accompanied your proxy materials. The live audio webcast of the Annual Meeting will begin promptly at 9:00 a.m. Pacific Daylight Time. Online access to the webcast will open approximately 15 minutes prior to the start of the Annual meeting to allow time for our stockholders to log in and test their devices’ audio systems. We encourage our stockholders to access the Annual Meeting in advance of the designated start time. A technical support telephone number will be posted on the log-in page that you can call if you encounter any difficulties accessing the virtual meeting during check-in or during the meeting. Information on how to vote at the Annual Meeting is below.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 14, 2022 will be entitled to vote at the Annual Meeting. On this record date, there were 38,563,565 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 14, 2022 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 14, 2022 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are three matters scheduled for a vote:
•	Election of two Class II directors;
•	Ratification of selection by the Audit Committee of our Board of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
•	Approval, on an advisory (non-binding) basis, the frequency of future advisory votes on the compensation of our named executive officers (“Say-on-Pay Frequency Vote”).
What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For the ratification of selection by the Audit Committee of the Board of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, you may vote “For” or “Against” or abstain from voting. For the Say-on-Pay Frequency Vote, you may vote for “One Year,” “Two Years” or “Three Years” or abstain from voting.
The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote even if you have already voted by proxy.
•
To vote prior to or during the Annual Meeting, go to www.virtualshareholdermeeting.com/ANNX2022 to vote your shares prior to or during the Annual Meeting. You will need the 16-digit control number which appears on your proxy card (printed in the box and marked by the arrow) and the instructions that accompanied your proxy materials.

•
To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-690- 6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 8, 2022 to be counted.

•
To vote through the internet before the Annual Meeting, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. Eastern Time on June 8, 2022 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us.

Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 14, 2022.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or at the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, they will only be permitted to vote your shares on “routine” matters. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Generally, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation) and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1 or 3 without your instructions, but may vote your shares on Proposal 2 even in the absence of your instruction.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both nominees for director, “For” the ratification of the selection by the Audit Committee of the Board of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and for “One Year” for the Say-on-Pay Frequency Vote. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, by e-mail or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary prior to or at the Annual Meeting.
•	You may attend the Annual Meeting and vote by following the instructions described above. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
Can I submit questions in advance or during the Annual Meeting?
Stockholders may submit questions in writing in advance or during the annual meeting at the following website: www.virtualshareholdermeeting.com/ANNX2022. Stockholders will use their 16-digit control number which is included on their proxy card or the instructions that accompanied the proxy materials. As part of the Annual Meeting, we will hold a live Q&A session, during which we will answer questions pertinent to the Company and the meeting matters, as time permits.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 28, 2022, to our Corporate Secretary at 1400 Sierra Point Parkway, Bldg C, Suite 200, Brisbane, California 94005. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must provide specified information in writing to our Corporate Secretary at the address above no earlier than February 9, 2023 and no later than March 11, 2023; provided, however, that if our 2023 annual meeting of stockholders is held before May 10, 2023, or after August 8, 2023, notice by the stockholder to be timely must be received not later than the 90th day prior to such annual meeting, or if later, the 10th day following the day on which public disclosure of the date of such meeting is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. In addition to satisfying the foregoing requirements under the our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) no later than April 10, 2023.
Submissions for director nomination must include (1) the full name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the Company which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by our Board, and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected), as well as certain information related to any stockholder proposing such nominee. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
We intend to file a proxy statement and WHITE proxy card with the SEC in connection with its solicitation of proxies for our 2023 annual meeting of stockholders. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at www.sec.gov.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, (a) for Proposal 1, to elect directors, votes “For,” “Withhold” and broker non-votes, (b) with respect to Proposal 2, votes “For” and “Against” and abstentions, (c) with respect to Proposal 3, votes for “One Year,” “Two Years” and “Three Years,” abstentions and broker non-votes and (d) with respect to any other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions have no effect on the proposals to be voted upon at the Annual Meeting. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by applicable stock exchange rules to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.
Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Broker Discretionary Voting Allowed	Effect of Broker Non-Votes
1	Election of Directors	The plurality of the votes cast. This means that the nominees receiving the highest number of affirmative “FOR” votes will be elected as Class II directors.	Not applicable	No	None

2	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022	The affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes).	Not applicable	Yes	Not applicable

3	Say-on-Pay Frequency Vote
The frequency that receives the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) will be the frequency recommended by stockholders. If no frequency receives the foregoing vote, then we will consider the option of “One Year,” “Two Years” or “Three Years” that receives the highest number of votes cast to be the frequency recommended by stockholders.
			Not applicable	No	None
How does the Board recommend that I vote?
Our Board recommends that you vote “For” the election of both nominees for director in Proposal 1, “For” Proposal 2 and for “One Year” for the Say-on-Pay Frequency Vote, as further described in this proxy statement.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority in voting power of the issued and outstanding shares entitled to vote are present in person, or by remote communication, or represented by proxy. On the record date, there were 38,563,565 shares outstanding and entitled to vote. Thus, the holders of 19,281,783 shares must be present in person, or by remote communication, or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chair of the meeting or the holders of a majority in voting power entitled to vote present in person, or by remote communication or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS
Our Board is divided into three classes. Each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
Our Board presently has seven members and seven authorized Board seats. There are two directors in the class whose term of office expires in 2022: Jung E. Choi and William D. Waddill, each of whom is a nominee for director and who have served on our Board since June 2020 and August 2021, respectively. The current Class III directors, whose term will expire at the 2023 annual meeting of stockholders, are Bettina M. Cockroft, M.D., Douglas Love, Esq. and Thomas G. Wiggans and the current Class I directors, whose term will expire at the 2024 annual meeting of stockholders, are William H. Carson, M.D. and Muneer A. Satter. If elected at the Annual Meeting, each of the Class II nominees would serve until the 2025 annual meeting of stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until each such director’s earlier death, resignation or removal.
Directors are elected by a plurality of the votes cast. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. Proxies cannot be voted for a greater number of persons than the nominees named. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by Annexon. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.
Set forth below is certain biographical information as of April 14, 2022 for each nominee and each director whose term will continue after the Annual Meeting.
Name	Age	Director Class
William H. Carson, M.D.	63	Class I
Muneer A. Satter	61	Class I
Jung E. Choi	52	Class II
William D. Waddill	65	Class II
Bettina M. Cockroft, M.D.	55	Class III
Douglas Love, Esq.	54	Class III
Thomas G. Wiggans	70	Class III
NOMINEES FOR ELECTION TO CLASS II EXPIRING AT THE 2022 ANNUAL MEETING
Jung E. Choi has served as a member of our Board since June 2020. Since April 2015, Ms. Choi has served as Chief Business and Strategy Officer of Global Blood Therapeutics, Inc., a publicly-held biopharmaceutical company, responsible for corporate strategy, business development, patient advocacy and government affairs. From April 2014 to March 2015, Ms. Choi served as Senior Vice President, Corporate Development for InterMune, Inc., a biotechnology company (acquired by Roche Holding AG in 2014), and served as an adviser on strategy and business development to InterMune from March 2013 to April 2014. Prior to joining InterMune, from February 2011 to March 2013, Ms. Choi led corporate and business development for Chimerix, Inc., a publicly-held biopharmaceutical company, as a consultant and Senior Vice President, Corporate Development. Prior to that, from August 2001 to August 2010, Ms. Choi held various management positions at Gilead Sciences, Inc., a publicly-held biopharmaceutical company, including leadership of business development, licensing and mergers and acquisition activities. During her tenure at Gilead Sciences, Ms. Choi built and oversaw the corporate development group, and led the U.S. commercial launch of Hepsera® for the treatment of the hepatitis B virus. Ms. Choi received a B.A. in Human Biology and a M.B.A. from Stanford University. We believe that Ms. Choi is qualified to serve on our Board due to her experience as an executive of biotechnology companies.
William D. Waddill has served as a member of our Board since August 2021. From April 2014 to December 2016, Mr. Waddill served as Senior Vice President and Chief Financial Officer, Treasurer and Secretary of Calithera Biosciences, Inc., a publicly-held biotechnology company. From October 2007 to March 2014, he served as Senior Vice President and Chief Financial Officer of OncoMed Pharmaceuticals, Inc., a publicly-held biopharmaceutical company. From October 2006 to September 2007, Mr. Waddill served as the Senior Vice President, Chief Financial Officer of Ilypsa, Inc., a biotechnology company that was acquired in 2007 by Amgen, Inc. From February 2000 to September 2006, Mr. Waddill served as a Principal at Square One Finance, a financial consulting business. From December 1996 to February 2000, Mr. Waddill served as Senior Director of Finance and Administration at Exelixis, Inc., a publicly-held biotechnology company. Mr. Waddill has served as a member of the board of directors of Protagonist Therapeutics, Inc., a publicly-held clinical-stage biopharmaceutical company, since July 2016 and Arrowhead Pharmaceuticals, a publicly-held biopharmaceutical company, since January 2018. He received a B.S. in Accounting from the University of Illinois, Chicago, and a certification as a public accountant (inactive), after working at PricewaterhouseCoopers LLP and Deloitte LLP. We believe that Mr. Waddill is qualified to serve on our Board due to his financial expertise and his extensive experience in the biotechnology field.
CLASS III DIRECTORS
CONTINUING IN OFFICE UNTIL 2023 ANNUAL MEETING
Bettina M. Cockroft, M.D. has served as a member of our Board since January 2022. Since September 2019, Dr. Cockroft has been Senior Vice President and Chief Medical Officer of Sangamo Therapeutics, Inc., a publicly-held biotechnology company, where she oversees clinical development activities and operations. She has over 20 years of experience in the biopharmaceutical industry and has worked across multiple therapeutic areas and led programs in several countries. Prior to joining Sangamo, Dr. Cockroft served on the senior leadership team at Cytokinetics, Inc., a publicly-held biopharmaceutical company, where she was responsible for clinical development of fast skeletal muscle troponin activators in diseases such as Amyotrophic Lateral Sclerosis and Spinal Muscular Atrophy. She served as Vice President, Clinical Research, Neurology, at Cytokinetics from August 2017 to September 2019. From October 2016 to July 2017, Dr. Cockroft served as a pharmaceutical executive consultant, and before that, from September 2013 to September 2016, she served as Chief Medical Officer of Auris Medical AG, a biopharmaceutical company, where she led and grew the clinical development team responsible for two Phase 3 programs. Dr. Cockroft also held roles of increasing responsibility at Merck Serono S.A., Novartis Consumer Health and Menarini Ricerche earlier in her career. Dr. Cockroft received a M.B.A. from MIT Sloan School of Management and a M.D. from the University of Genova. We believe that Dr. Cockroft is qualified to serve on our Board due to her educational background and her extensive experience in the biotechnology field.
Douglas Love, Esq. has served as our President and Chief Executive Officer and as a member of our Board since December 2014. Prior to joining Annexon, from 2008 to April 2013, he served as Head of Operations & Strategic Alliances for Elan Pharmaceuticals, Inc., a biopharmaceutical company, where he led the Tysabri® multiple sclerosis franchise, and Elan’s Alzheimer’s Immunotherapy Program, which was licensed to Johnson & Johnson. From 2006 to 2008, he served as Head of Strategic Alliances, Business Development & Business Integration for Elan. Prior to joining Elan, Mr. Love served as an associate at the law firm Orrick, Herrington & Sutcliffe LLP, Corporate Counsel at Amgen, Inc. and as Section Corporate Counsel at Genentech, Inc., where he led the BioOncology Healthcare Law Group. Mr. Love received a B.S. in Business Administration from the University of Southern California and a J.D. with great distinction from McGeorge School of Law. We believe that Mr. Love is qualified to serve on our Board due to the valuable expertise and perspective he brings in his capacity as our President and Chief Executive Officer and because of his extensive experience and knowledge of our industry.
Thomas G. Wiggans has served as a member of our Board since February 2017. Mr. Wiggans founded Dermira, Inc., a publicly-held pharmaceutical company, in August 2010 and served as its Chief Executive Officer from September 2010 to February 2020 and on its board of directors from October 2014 to February 2020. Mr. Wiggans has served as a member of the board of directors of Forma Therapeutics Holdings, Inc., a publicly-held clinical-stage biopharmaceutical company, since September 2020 and CymaBay Therapeutics, Inc., a publicly-held clinical-stage biopharmaceutical company, since April 2021. Mr. Wiggans has also served on the boards of various industry organizations, educational institutions and private and public companies, including service on the boards of directors of Onyx Pharmaceuticals from March 2005 until its acquisition by Amgen Inc. in October 2013, Sangamo Biosciences, Inc. from June 2008 until June 2012, Somaxon Pharmaceuticals, Inc. from June 2008 until May 2012 and as Chairman of the board of directors of Excaliard Pharmaceuticals, Inc. from October 2010 until its acquisition by Pfizer, Inc. in December 2011. From October 2007, Mr. Wiggans served as Chairman of the board of directors of Peplin, Inc. and in July 2007, he became its Chief Executive Officer, and he served in these positions until Peplin’s acquisition by LEO Pharma A/S in November 2009. Previously, Mr. Wiggans served as Chief Executive Officer of Connetics Corporation from July 1994, and as Chairman of the board of directors of Connetics from January 2006, and he served in these positions until December 2006 when Connetics was acquired by Stiefel Laboratories, Inc. From 1992 to 1994, Mr. Wiggans served as President and Chief Operating Officer of CytoTherapeutics Inc. From 1980 to 1992, Mr. Wiggans served at Ares-Serono S.A. in various management positions including President of its U.S. pharmaceutical operations and Managing Director of its U.K. pharmaceutical operations. Mr. Wiggans began his career with Eli Lilly & Company. In addition, Mr. Wiggans is a member of the board of trustees of the University of Kansas Endowment Association. Mr. Wiggans received a B.S. in Pharmacy from the University of Kansas and a M.B.A. from Southern Methodist University. We believe that Mr. Wiggans is qualified to serve on our Board due to his experience as an executive and a board member of biotechnology and pharmaceutical companies.
CLASS I DIRECTORS
CONTINUING IN OFFICE UNTIL THE 2024 ANNUAL MEETING
William H. Carson, M.D., has served as a member of our Board since February 2021. Dr. Carson has served as the Chairman of the board of directors of Otsuka Pharmaceutical Development & Commercialization, Inc., a privately-held healthcare company, since January 2020. From 2002 to 2019, Dr. Carson held various executive leadership roles at Otsuka, most recently as president and CEO from 2010 to 2019. Prior to that, he worked at the Pharmaceutical Research Institute at Bristol-Myers Squibb from 1998 to 2002 and was on faculty at the Medical University of South Carolina in the Department of Psychiatry and Behavioral Sciences from 1988 to 1998. Dr. Carson has also been a member of the board of directors of Decibel Therapeutics, Inc., a publicly-held clinical-stage biotechnology company, since June 2021. He is also a member of the boards of directors of Excision Biotherapeutics, Inc., a privately-held biotechnology company, and Saama Technologies, Inc., a privately-held clinical analytics company, and previously served on the board of Prevail Therapeutics, Inc., a publicly-held biotechnology company, until its acquisition by Eli Lilly. Dr. Carson also serves on the board of directors of Internet2, a not-for-profit United States computer networking consortium, and as an advisor to Artis Ventures, a venture capital firm that focuses on health and technology innovations. Dr. Carson is also chairman of the Sozosei Foundation, the philanthropic arm of Otsuka America Pharmaceutical, Inc., and Board Chair Emeritus of the Sphinx Organization, which is dedicated to diversity in the arts. Dr. Carson received a B.A. in History and Science from Harvard College and a M.D. from Case Western Reserve University School of Medicine, followed by his residency in psychiatry at Tufts / New England Medical Center. We believe Dr. Carson is qualified to serve on our Board due to his educational background and his experience in the biotechnology field.
Muneer A. Satter has served as a member of our Board since December 2014. Mr. Satter has been Founder and Managing Partner of Satter Medical Technology Partners, L.P. since 2016, and Chairman of Satter Investment Management, LLC since 2012, and he also manages the Satter Foundation. Prior to Satter Investment Management, Mr. Satter was a partner at Goldman Sachs where he spent 24 years in various roles, most recently as a senior member of the Merchant Banking Investment Committee overseeing private equity and debt investments, and the Global Head of the Mezzanine Group in the Merchant Banking Division, where he raised and managed over $30 billion of assets. He was also Chairman of the Risk Committee overseeing $80 billion of assets. Mr. Satter was a director of Aerpio Pharmaceuticals, Inc., a publicly held biopharmaceutical company, from October 2013 to June 2020, a director and Chairman of the board of directors of Akebia Therapeutics, Inc. from May 2013 to December 2018 and a director of Vital Therapies, Inc. from October 2012 to October 2018. Mr. Satter serves as Vice Chairman of the Goldman Sachs Foundation and GS Gives, where he is also Chairman of the Investment Committee overseeing $1.2 billion of assets. Mr. Satter is also on the Board of Advisors of Accelerate Institute and is on the board of directors of the Navy SEAL Foundation and Northwestern Medical Group. Mr. Satter is on the board of trustees of Northwestern University, where he was also previously Chairman of the Finance Committee. Mr. Satter is also a former board member of World Business Chicago and the Nature Conservancy, where he was Chairman of the Finance Committee overseeing a $1.8 billion endowment. Mr. Satter received a B.A. in Economics from Northwestern University, a J.D. from Harvard Law School and a M.B.A. from Harvard Business School. We believe that Mr. Satter is qualified to serve on our Board due to his experience in the financial industry, his experience as a board member of biotechnology and pharmaceutical companies and his experience as an investor in life sciences companies.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE
DIRECTOR INDEPENDENCE
The Board has determined that all of our directors, other than Mr. Love, qualify as independent directors in accordance with The Nasdaq Stock Market LLC (“Nasdaq”), Marketplace Rules (the “Nasdaq Listing Rules”). Mr. Love is not considered independent by virtue of his position as our President and Chief Executive Officer. Under the Nasdaq Listing Rules, the definition of independence includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by the Nasdaq Listing Rules, our Board has made a subjective determination as to each independent director that no relationships exists that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.
LEADERSHIP STRUCTURE OF THE BOARD
Our amended and restated bylaws and corporate governance guidelines provide our Board with flexibility to combine or separate the positions of chair of the Board and Chief Executive Officer. Currently, the role of chair of the Board is separated from the role of Chief Executive Officer. Mr. Wiggans serves as chair of the Board and Mr. Love serves as our Chief Executive Officer. The Board has concluded that our current leadership structure is appropriate at this time. We believe that separating these positions allows our Chief Executive Officer to focus on our day-to-day business operations and strategy, while allowing our chair of the Board to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. Our Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as chair of the Board, particularly as the Board’s oversight responsibilities continue to grow. The Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.
COMMUNICATIONS FROM STOCKHOLDERS
The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Corporate Secretary is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the directors as he considers appropriate.
Historically, the Company has not provided a formal process related to stockholder communications with the Board because it has not been determined to be necessary to facilitate stockholder communications. Every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Company believes its responsiveness to stockholder communications to the Board has been excellent.
ROLE OF BOARD IN RISK OVERSIGHT PROCESS
Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. While our Board is responsible for monitoring and assessing strategic risk exposure, including risks associated with our strategic plan and business operations, our Audit Committee is responsible for overseeing our major financial risk exposures and cybersecurity risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also approves or disapproves any related person transactions. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Nominating and Corporate Governance Committee oversees the management of risks associated with director independence and composition and organization of our Board, and monitors the effectiveness of our corporate governance guidelines.
MEETINGS OF THE BOARD
The Board met four times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member. As required under applicable Nasdaq listing standards, in fiscal 2021, the Company’s independent directors met regularly in executive sessions at which only independent directors were present. The Company does not have a formal policy requiring the members of our Board to attend its annual meetings of stockholders, although directors are encouraged to attend annual meetings. All directors attended the Company’s 2021 annual meeting of stockholders.
INFORMATION REGARDING COMMITTEES OF THE BOARD
The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board has adopted charters for each of its committees, which can be found in the “Corporate Governance” section of our corporate website at https://ir.annexonbio.com/corporate-governance/governance-overview. The Board also establishes other committees as it deems necessary or appropriate from time to time. Information contained on, or that can be accessed through, our website does not constitute part of this proxy statement.
Below is a description of each standing committee of the Board.
Audit Committee
Our Audit Committee currently consists of Ms. Choi, Mr. Satter and Mr. Waddill. The chair of our Audit Committee is Mr. Waddill. In fiscal 2021 and for a portion of 2022, Ricky Sun, Ph.D. also served as a member of our Audit Committee. Dr. Sun resigned from the Board on February 1, 2022. Dr. Sun’s resignation was not a result of any disagreement with us or any matter relating to our operations, policies or practices. Our Board has determined that all members are, and prior to his resignation on February 1, 2022, Dr. Sun was, independent under the Nasdaq Listing Rules and Rule 10A-3(b)(1) of the Exchange Act. Our Board has determined that each of Messrs. Satter and Waddill is an Audit Committee financial expert as such term is currently defined in Item 407(d)(5) of Regulation S-K. Our Board has also determined that each member of our Audit Committee can, and prior to his resignation on February 1, 2022, Dr. Sun could, read and understand fundamental consolidated financial statements, in accordance with applicable requirements.
Specific responsibilities of our Audit Committee include:
•	appointing our independent registered public accounting firm;
•	evaluating the independent registered public accounting firm’s qualifications, independence and performance;
•	determining the engagement of the independent registered public accounting firm;
•	reviewing and approving the scope of the annual audit and pre-approves the audit and non-audit fees and services;
•
reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our Annual and Quarterly Reports to be filed with the SEC;

•	discussing with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;
•	retaining the independent registered public accounting firm to perform any proposed permissible non-audit services;
•	discussing with management on a periodic basis, or as appropriate, policies and procedures with respect to risk assessment and risk management;

•	consulting with management to establish procedures and internal controls relating to cybersecurity;
•	reviewing and approving all related party transactions on an ongoing basis;
•	establishing procedures for the receipt, retention and treatment of any complaints received by us regarding accounting, internal accounting controls or auditing matters;
•
investigating any reports received through the ethics helpline and reports to the Board periodically with respect to any information received through the ethics helpline and any related investigations; and

•	reviewing the Audit Committee charter and the Audit Committee’s performance on an annual basis.
The Audit Committee met four times in 2021.
Audit Committee Report
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firms’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Ms. Jung Choi
Mr. Muneer Satter
Mr. William D. Waddill (Chair)
Compensation Committee
Our Compensation Committee currently consists of Dr. Carson, Ms. Choi and Mr. Wiggans. The chair of our Compensation Committee is Mr. Wiggans. In fiscal 2021 and for a portion of 2022, Dr. Sun also served as a member of our Compensation Committee. Dr. Sun resigned from the Board on February 1, 2022. Our Board has determined that all members are, and prior to his resignation on February 1, 2022, Dr. Sun was, independent under the Nasdaq Listing Rules and are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act.
Specific responsibilities of the Compensation Committee include:
•	reviewing and approving the compensation and other terms of employment of our chief executive officer and other executive officers;
•	reviewing and recommending to the Board the corporate performance goals and objectives relevant to such compensation;
•	reviewing and recommending to the Board the compensation paid to our directors;
•
evaluating and administering the equity incentive plans, compensation plans and similar programs advisable for us, as well as reviewing and recommending to the Board the adoption, modification or termination of our plans and programs;

•	establishing general policies with respect to the compensation and benefits of our employees, including our overall compensation philosophy;
•	reviewing and considering the results of our most recent stockholder advisory vote on the compensation of our executive officers, if any;
•
to the extent required by applicable SEC rules, reviewing with management our disclosures under the caption “Compensation Discussion and Analysis,” when and as required by applicable rules and regulations of the SEC, and recommending to the Board its inclusion in our periodic reports to be filed with the SEC;

•	periodically reviewing, assessing and providing oversight with respect to our strategy, initiatives and policies concerning employee diversity and inclusion goals; and
•	conducting an annual assessment of the performance of the Compensation Committee and its members, and the adequacy of its charter.
The Compensation Committee retains Aon’s Human Capital Solutions practice, a division of Aon plc, an independent executive compensation consulting firm (“Aon”), as its outside compensation consultant, to assess our executive and director compensation programs. Aon attends Compensation Committee meetings when invited and meets with the Compensation Committee without management. Aon provides the Compensation Committee with third-party data and analysis as well as advice and expertise on competitive compensation practices and trends, executive compensation plans and program designs and proposed executive and director compensation levels. Aon reports directly to the Compensation Committee and, as directed by the Compensation Committee, works with management and the chair of the Compensation Committee.
For 2021 compensation, Aon assisted the Compensation Committee with the following:
•	updating the peer group of companies for our executive and director compensation analysis;
•	updating company-wide market-based compensation guidelines;
•	updating company-wide market-based equity compensation guidelines for new hires and annual grants; and
•	reviewing executive compensation market-based benchmarking data.
The Compensation Committee regularly reviews the services provided by its outside consultants, and it has assessed the independence of Aon consistent with SEC rules and Nasdaq listing standards. In doing so, the Compensation Committee considered each of the factors set forth by the SEC and Nasdaq with respect to a compensation consultant’s independence. The Compensation Committee also considered the nature and amount of work performed for the Compensation Committee and the fees paid for those services in relation to the firm’s total revenues. On the basis of its consideration of the foregoing and other relevant factors, the Compensation Committee has determined that Aon is independent, and that no conflicts of interest exist between the Company and Aon.
The Compensation Committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time. The Compensation Committee may also delegate to an officer the authority to grant equity awards to certain employees, as further described in its charter and subject to the terms of our equity plans.
The Compensation Committee met four times in 2021.
Compensation Committee Interlocks and Insider Participation
In fiscal 2021, our Compensation Committee consisted of Drs. Carson and Sun, Ms. Choi and Mr. Wiggans. None of the fiscal 2021 members of the Compensation Committee was at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of the board of directors of any entity that has one or more executive officers serving as a member of our Board or on our Compensation Committee.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee currently consists of Mr. Satter and Mr. Wiggans. The chair of our Nominating and Corporate Governance Committee is Mr. Satter. Our Board has determined that all members of the Nominating and Corporate Governance Committee are independent under the Nasdaq Listing Rules.
The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. To facilitate the search process, the Nominating and Corporate Governance Committee may solicit current directors and executives of the Company for the names of potentially qualified candidates or ask directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Nominating and Corporate Governance

Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our stockholders. In 2021, Spencer Stuart was retained to assist in the search for qualified candidates. Once potential candidates are identified, the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates, evaluates candidates’ independence from the Company and potential conflicts of interest and determines if candidates meet the qualifications desired by the Nominating and Corporate Governance Committee for candidates for election as a director. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance policies and making recommendations to our Board concerning governance matters and for periodically reviewing, assessing and providing oversight with respect to our strategy, initiatives and policies concerning corporate social responsibility, including, but not limited to, Board diversity and inclusion goals, environmental matters and related governance matters.
Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Nominating and Corporate Governance Committee, c/o Jennifer Lew, Corporate Secretary, Annexon, Inc., 1400 Sierra Point Parkway, Bldg C, Suite 200, Brisbane, California 94005. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
The Nominating and Corporate Governance Committee met once in 2021.
Board Diversity
Our Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the Nominating and Corporate Governance Committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including but not limited to the following:
•	personal and professional integrity;
•	ethics and values;
•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•	professional and academic experience relevant to our industry;
•	experience as a Board member of another publicly held company;
•	strength of leadership skills;
•	experience in finance and accounting and/or executive compensation practices;
•	ability to devote the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable;
•	background, gender, age and ethnicity;
•	conflicts of interest; and
•	ability to make mature business judgments.
Our Board will evaluate each individual in the context of the Board as a whole, with the objective of ensuring that the Board, as a whole, has the necessary tools to perform its oversight function effectively using its diversity of experience in these various areas in light of our business and structure.
Our Board is committed to equity, diversity and inclusion, and we believe that our Board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. While our Nominating and Corporate Governance Committee does not assign any particular weighting to diversity or any other characteristic, the committee and our Board take diversity into consideration, including with respect to gender, race and national origin, in evaluating nominees and directors. Our Nominating and Corporate Governance Committee’s and our Board’s priority in selecting board members is identification of persons who will further the interests of our stockholders.
The following table summarizes our current directors’ voluntary self-identified diversity characteristics.
Board Diversity Matrix (as of April 14, 2022)
Board Size:
Total Number of Directors: 7
	Female	Male
Gender Identity:
Directors	2	5

Demographic Background:
African American or Black	—	2
Asian	1	1
White	1	2
LGBTQ+	1
HUMAN CAPITAL AND DIVERSITY EFFORTS
We believe that developing a diverse and inclusive culture is critical to continuing to attract and retain the experienced, talented and high-performing workforce necessary to further our commitment to advancing transformative medicines for patients suffering from debilitating autoimmune and neurodegenerative diseases. As such, we are investing in a culture of inclusion in which all employees feel respected and safe. We aim to assemble a team that can best perpetuate the success of the business through the exercise of sound judgment using its diversity of experience, thought, backgrounds and cultures. As of March 31, 2022, we had 63 employees and active recruitment efforts to grow further. As of March 31, 2022, approximately 63 percent of our employees were female, including 50 percent of our senior management, and approximately 30 percent of our positions were filled by employees who are from diverse demographic backgrounds. In addition, our Board currently consists of two directors that are female and four directors from diverse demographic backgrounds.
CODE OF BUSINESS CONDUCT AND ETHICS
We have adopted a written code of business conduct and ethics that applies to all of our directors, officers and employees, including those officers responsible for financial reporting. The full text of our code of business conduct and ethics is posted on our website at www.annexonbio.com. Any substantive amendment to, or waiver of, a provision of the code of business conduct and ethics that applies to our directors or our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions will be disclosed on our website. Information contained on, or that can be accessed through, our website does not constitute part of this proxy statement.
ANTI-HEDGING AND ANTI-PLEDGING POLICIES
Our Board has adopted an insider trading compliance policy, which applies to all of our directors, officers and employees. The policy prohibits our directors, officers and employees and any entities they control from purchasing financial instruments such as zero-cost collars and forward sale contracts, or otherwise engaging in transactions that hedge, or are designed to hedge, any decrease in the market value of the Company’s equity securities, or that may cause an officer, director or employee to no longer have the same objectives as the Company’s other stockholders. In addition, our insider trading compliance policy provides that no director, officer or employee may pledge company securities as collateral to secure loans. This prohibition means, among other things, that these individuals may not hold company securities in a “margin” account, which would allow the individual to borrow against their holdings to buy securities.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG has served as the Company’s auditor since 2016. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain KPMG LLP or another firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year, if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) will be required to ratify the selection of KPMG LLP.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2021 and 2020, by KPMG LLP, the Company’s independent registered public accounting firm.
	Fiscal Year Ended December 31, 2021	Fiscal Year Ended December 31, 2020
Audit Fees(1)	$1,774,000	$1,397,800
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,774,000	$1,397,800
(1)
Includes professional services rendered in connection with the audit of our annual consolidated financial statements, review of our quarterly financial statements presented in our Quarterly Reports on Form 10-Q and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the years ended 2021 and 2020, respectively. In addition, the audit fees for the fiscal year ended December 31, 2020 includes $676,473 of fees for professional services rendered in connection with our initial public offering.

All fees described above were pre-approved by the Audit Committee in accordance with the pre-approval policies and procedures set forth below.
In connection with the audit of the 2021 financial statements, the Company entered into an engagement agreement with KPMG LLP that sets forth the terms by which KPMG LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, KPMG LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by KPMG LLP is compatible with maintaining the registered public accounting firm’s independence.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES
BACKGROUND
In accordance with Section 14A of the Exchange Act, we are requesting your advisory, non-binding vote regarding the frequency with which stockholders should have an opportunity to provide a say-on-pay vote. We are providing stockholders the option of selecting a frequency of every “One Year,” “Two Years” or “Three Years” or abstaining. Stockholders are not voting to approve or disapprove of the Board’s recommendation. Rather, stockholders are being asked to express their preference regarding the frequency of future say-on-pay votes.
We recommend that our stockholders select a frequency of every “One Year.” We believe that this frequency is appropriate because it will enable our stockholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in our proxy statement, leading to a more meaningful and coherent communication between us and our stockholders on the compensation of our named executive officers. An annual advisory vote on executive compensation is consistent with our goal of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.
The frequency that receives the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) will be the frequency recommended by stockholders. If no frequency receives the foregoing vote, then we will consider the option of “One Year,” “Two Years” or “Three Years” that receives the highest number of votes cast to be the frequency recommended by stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR “ONE YEAR” AS THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s common stock as of April 14, 2022 by:
(i)	each of our directors and named executive officers;
(ii)	all executive officers and directors of the Company as a group; and
(iii)	all those known by the Company to be beneficial owners of more than five percent of its common stock.
Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of April 14, 2022. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. Common stock subject to options currently exercisable or exercisable within 60 days of April 14, 2022 is deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.
Our calculation of the percentage of beneficial ownership is based on 38,563,565 shares of our common stock outstanding as of April 14, 2022. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Annexon, Inc., 1400 Sierra Point Parkway, Bldg C, Suite 200, Brisbane, California 94005.
	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage
Greater than 5% Stockholders:
Entities affiliated with Bain Capital Life Sciences Investors, LLC(1)	3,241,628	8.4%
Redmile Group, LLC(2)	3,228,917	8.4%
T.Rowe Price Associates, Inc.(3)	2,876,667	7.5%
Eventide Asset Management, LLC(4)	2,850,000	7.4%
BlackRock, Inc.(5)	2,614,591	6.8%
Fairmount Funds Management LLC(6)	2,569,400	6.7%
Pictet Asset Management SA(7)	2,158,684	5.6%
AllianceBernstein L.P.(8)	2,090,355	5.4%
Federated Hermes, Inc.(9)	2,025,600	5.3%
Trusts and Other Entities affiliated with Muneer A. Satter(10)	1,954,978	5.1%
Named Executive Officers and Directors:
Douglas Love, Esq.(11)	1,110,745	2.9%
Larry Mattheakis, Ph.D.(12)	8,333	*
Sanjay Keswani(13)	58,322	*
Ted Yednock(14)	273,935	*
William H. Carson, M.D.(15)	18,888	*
Jung E. Choi(16)	27,404	*
Bettina M. Cockroft, M.D.(17)	2,222	*
Muneer A. Satter(18)	1,964,978	5.1%
William D. Waddill(19)	5,555	*
Thomas G. Wiggans(20)	40,894	*
All current executive officers and directors as a group (10 persons)(21)	3,500,079	8.5%
*	Represents beneficial ownership of less than 1%.
(1)
Based solely upon a Schedule 13G filed with the SEC on February 16, 2021. Consists of (i) 2,940,627 shares of common stock directly held by Bain Capital Life Sciences Fund, L.P. (“BCLS”) and (ii) 301,001 shares of common stock directly held by BCIP Life Sciences Associates, LP (“BCIPLS,” and together with BCLS, the “Bain Capital Life Sciences Entities”). Bain Capital Life Sciences Investors, LLC (“BCLSI”), whose managers are Jeffrey Schwartz and Adam Koppel, is the general partner of Bain Capital Life Sciences Partners, LP (“BCLSP”), which is the general partner of BCLS. Boylston Coinvestors, LLC is the general partner of BCIPLS. BCLSI governs the investment strategy and decision-making process with respect to investments held by BCIPLS. As a result, each of BCLSI, Mr. Schwartz and Dr. Koppel may be deemed to share voting and dispositive power with respect to the securities held by the Bain Capital Life Sciences Entities. The address of the Bain Capital Life Sciences Entities is c/o Bain Capital Life Sciences, LP, 200 Clarendon Street, Boston, Massachusetts 02116.
(2)
Based solely upon a Schedule 13G/A filed with the SEC on February 14, 2022. Consists of 3,228,917 shares of common stock owned by certain private investment vehicles and/or separately managed accounts managed by Redmile Group, LLC, which shares of common stock may be deemed beneficially owned by Redmile Group, LLC as investment manager of such private investment vehicles and/or separately managed accounts. The reported securities may also be deemed beneficially owned by Jeremy C. Green as the principal of Redmile Group, LLC. Redmile Group, LLC and Mr. Green each disclaim beneficial ownership of these shares, except to the extent of its or his pecuniary interest in such shares, if any. The address for Redmile Group, LLC and Mr. Green is One Letterman Drive, Building D, Suite D3-300, The Presidio of San Francisco, San Francisco, California 94129.

(3)
Based solely upon a Schedule 13G filed with the SEC on February 14, 2022. The filing reports (i) sole voting power with respect to 449,252 shares and (ii) sole dispositive power with respect to 2,876,667 shares. The address for T.Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)
Based solely upon a Schedule 13G/A filed with the SEC on February 14, 2022. Consists of 2,850,000 shares of common stock beneficially owned by Eventide Asset Management, LLC, by virtue of being the investment adviser to the Eventide Healthcare & Life Sciences Fund, which is a registered investment company. The address for Eventide Asset Management, LLC is One International Place, Suite 4210, Boston, Massachusetts 02110.

(5)
Based solely upon a Schedule 13G/A filed with the SEC on February 3, 2022. The filing reports (i) sole voting power with respect to 2,562,695 shares and (ii) sole dispositive power with respect to 2,614,591 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(6)
Based solely upon a Schedule 13G filed with the SEC on April 21, 2022. Consists of 92,651 shares of common stock beneficially owned directly by Fairmount Healthcare Fund L.P. (the “Fund”) and 2,476,749 shares of common stock beneficially owned directly by Fairmount Healthcare Fund II L.P. (“Fund II”). Fairmount Healthcare Fund GP LLC is the general partner of the Fund. Fairmount Healthcare Fund II GP LLC is the general partner of Fund II. The controlling persons of Fairmount Funds Management LLC (“Fairmount”) are Peter Harwin and Tomas Kiselak. Fairmount serves as investment adviser for the Fund and Fund II (collectively, the “Funds”) and may be deemed a beneficial owner of any of our securities held by the Funds. The Funds have delegated to Fairmount the sole power to vote and the sole power to dispose of all securities held in the Funds' portfolios, including the shares of our common stock reported in this footnote (6). Because the Funds have divested voting and investment power over the reported securities they hold and cannot revoke such delegation on less than 61 days' notice, the Funds disclaim beneficial ownership of the securities they hold. As managing members of Fairmount, Mr. Harwin and Mr. Kiselak may be deemed beneficial owners of any of our securities beneficially owned by Fairmount. Fairmount, Mr. Harwin and Mr. Kiselak disclaim beneficial ownership of the securities reported in this footnote (6). The address for Fairmount is c/o Fairmount Funds Management LLC, 2001 Market St., Suite 2500, Philadelphia, Pennsylvania 19103.

(7)
Based solely upon a Schedule 13G filed with the SEC on February 10, 2022. The filing reports sole voting power and sole dispositive power with respect to all of the shares. Pictet Asset Management SA disclaims beneficial ownership of the shares reported, which are owned of record and beneficially by two U.S. funds and one non-U.S. mutual fund, both managed by Pictet Asset Management SA. The address for Pictet Asset Management SA. is 60 Route des Acacias, 1211 Geneva 73, Switzerland.

(8)
Based solely upon a Schedule 13G filed with the SEC on February 14, 2022. The filing reports (i) sole voting power with respect to 2,024,819 shares, (ii) sole dispositive power with respect to 2,064,005 shares and (iii) shared dispositive power with respect to 26,350 shares. The address for AllianceBernstein L.P. is 1345 Avenue of the Americas, New York, New York 10105.

(9)
Based solely upon a Schedule 13G filed with the SEC on February 14, 2022. Federated Hermes, Inc. (“Federated Hermes”) is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (the “Investment Advisers”), which act as investment advisers to registered investment companies and separate accounts that own shares of our common stock (the “Reported Securities”). The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Hermes. All of Federated Hermes’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Trust”) for which Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees (collectively, the “Trustees”). Federated Hermes, the Trust and each of the Trustees expressly disclaims beneficial ownership of the Reported Securities. The address for Federated Hermes, the Trust and each of the Trustees is 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222.

(10)
Based solely upon a Schedule 13G filed with the SEC on February 12, 2021. Consists of (i) 240,000 shares of common stock directly held by the Muneer A. Satter Revocable Trust for which Mr. Satter serves as trustee and, in such capacity, has sole voting and dispositive power over all such shares, (ii) 567,240 shares of common stock directly held by various other trusts and other entities for which Mr. Satter serves as trustee, investment advisor or manager and, in such capacity, has sole voting and dispositive power over all such shares and (iii) 1,147,738 shares of common stock directly held by Satter Medical Technology Partners, L.P., for which Mr. Satter has sole voting and dispositive power over all such shares. Mr. Satter disclaims beneficial ownership of all shares included in clauses (ii) and (iii) of this footnote (10), except to the extent of his pecuniary interest. The address of the Satter investors is c/o Satter Management Co., L.P., 676 North Michigan Avenue, Suite 4000, Chicago, Illinois 60611.

(11)
Consists of (i) 160,942 shares of common stock held of record by Mr. Love and (ii) 949,803 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 14, 2022.

(12)	Consists of 8,333 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 14, 2022.
(13)	Dr. Keswani resigned from his position on February 23, 2022. A total of 58,322 shares of may be acquired pursuant to the exercise of stock options by May 23, 2022.
(14)
Consists of (i) 21,000 shares of common stock held of record by Dr. Yednock and (ii) 252,935 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 14, 2022.

(15)	Consists of 18,888 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 14, 2022.

(16)	Consists of 27,404 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 14, 2022.
(17)	Consists of 2,222 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 14, 2022.
(18)	Consists of (i) the shares described in footnote (10) above and (ii) 10,000 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 14, 2022.
(19)	Consists of 5,555 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 14, 2022.
(20)	Consists of 40,894 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 14, 2022.
(21)
Consists of (i) 2,117,920 shares of common stock beneficially owned by our current executive officers and directors and (ii) 1,382,159 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of April 14, 2022.

MANAGEMENT
The following table sets forth certain information with respect to our executive officers and key employee as of April 27, 2022.
Name	Age	Position(s)
Executive Officers
Douglas Love, Esq.	54	President and Chief Executive Officer
Jennifer Lew	49	EVP and Chief Financial Officer
Larry Mattheakis, Ph.D.	65	EVP and Chief Scientific Officer
Michael Overdorf	52	EVP and Chief Business Officer
Key Employee
Ted Yednock, Ph.D.	64	EVP and Chief Innovation Officer
EXECUTIVE OFFICERS
Douglas Love, Esq. See “Proposal 1, Election of Directors” for Mr. Love’s biographical information.
Jennifer Lew has served as our Executive Vice President and Chief Financial Officer since June 2019. Prior to joining Annexon, from October 2013 to May 2019, Ms. Lew held various roles at Aduro Biotech, Inc., a publicly-held immunotherapy company, most recently as Chief Financial Officer. Prior to that, Ms. Lew held various roles at Dynavax Technologies Corporation, a publicly-held biopharmaceutical company, from 2004 to October 2013, most recently as Vice President of Finance and Principal Accounting Officer, where she oversaw accounting and finance operations. Prior to joining Dynavax, Ms. Lew held positions as Assistant Controller and Director of Finance at QRS Corporation, a publicly-held technology company, from 2000 to 2004. Ms. Lew was a member of the audit practice at Ernst & Young LLP from 1994 to 1999. Ms. Lew has served as a member of the board of directors of Boundless Bio, Inc. since January 2022. She received a B.A. in Economics/Accounting and Government from Claremont McKenna College and is a Certified Public Accountant (inactive).
Larry Mattheakis, Ph.D. has served as our Executive Vice President and Chief Scientific Officer since September 2021. Prior to joining Annexon, from January 2012 to September 2021, Dr. Mattheakis held various roles at Protagonist Therapeutics, Inc., a publicly-held clinical-stage biopharmaceutical company, most recently as Senior Vice President, Discovery Biology and Translational Research. Prior to that, he was Associate Director, New Lead Discovery at Exelixis, a publicly-held biotechnology company, from October 2007 to February 2011. Prior to Exelixis, he served as Senior Scientist at Cytokinetics, Inc., a publicly-held biopharmaceutical company, from September 2002 to March 2007. Dr. Mattheakis began his career at Affymax Research Institute, where he served in a variety of roles, from 1992 to 2000, most recently as Research Fellow. Dr. Mattheakis received a B.S. in Biochemistry from the University of California, Davis and a Ph.D.in Biochemistry from the University of Wisconsin-Madison. He trained as a post-doctoral research fellow in the Department of Microbiology and Molecular Genetics at Harvard Medical School.
Michael Overdorf has served as our Executive Vice President and Chief Business Officer since July 2020. Prior to joining Annexon, from 2001 to July 2020, Mr. Overdorf held various executive leadership roles at Eli Lilly & Company, a publicly-held pharmaceutical company, most recently in Corporate Business Development and Corporate Strategy where he led teams focused on accessing innovative medicines and led the development and execution of the company’s global strategy. Mr. Overdorf also served as a Global Biologics Platform Team Leader, leading two Phase 3 clinical development teams working on biologic molecules targeting autoimmune diseases and as the Chief Operating Officer of the Bio-Medicines Business Unit of Lilly. Mr. Overdorf also held multiple commercial leadership roles at Lilly, including Chief Marketing Officer of the United Kingdom and General Manager of the Czech & Slovak Republics. Mr. Overdorf is an adjunct lecturer in Medicine in the Division of Clinical Pharmacology at the Indiana University School of Medicine. Mr. Overdorf received a B.A. in Economics from Wabash College and a M.B.A. from Harvard Business School.
KEY EMPLOYEE
Ted Yednock, Ph.D. has served as our Executive Vice President and Chief Innovation Officer since October 2021 and also serves as Chairman of our Scientific Advisory Board. Previously, he served as our Executive Vice President and Chief Scientific Officer from November 2013 to September 2021. Prior to joining Annexon,

Dr. Yednock was Chief Scientific Officer for Prothena Corporation plc, a publicly-held biotechnology company spun out from Elan Pharmaceuticals, Inc., until 2013, and served in several roles of increasing responsibility from 1996 to 2013 at Elan Pharmaceuticals, Inc., a biopharmaceutical company, including Head of Global Research from 2007 to 2013. From 1990 to 1996, Dr. Yednock was a Scientist at Athena Neurosciences, Inc., a privately-held pharmaceutical company. While at Athena, he was the scientific inventor of Tysabri, a monoclonal antibody for the treatment of multiple sclerosis. In addition to his work in multiple sclerosis, Dr. Yednock has contributed to the invention or progression of numerous drugs in the areas of Alzheimer’s disease, Parkinson’s disease, amyloidosis, rheumatoid arthritis, psoriasis and Crohn’s disease. Dr. Yednock received a B.S. in Biology and Chemistry from the University of Illinois and a Ph.D. in Anatomy and Cell Biology from the University of California, San Francisco.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2021, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were satisfied.

EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program for our executive officers who are named in the “2021 Summary Compensation Table” below.
Although the Company is no longer an emerging growth company or a smaller reporting company, the Company remains eligible to take advantage of smaller reporting company reporting requirements, including the reduced disclosure obligations regarding executive compensation, with respect to this proxy statement, which are also incorporated into our Annual Report on Form 10-K for fiscal year ended December 31, 2021. The Company has elected to take advantage of the reduced compensation disclosure obligations available to smaller reporting companies in this proxy statement.
Under these rules, we are required to provide compensation disclosure for (i) our principal executive officer, (ii) the two most highly compensated executive officers other than our principal executive officer who were serving as executive officers as of December 31, 2021 and (iii) up to two additional individuals who would have been in (ii) above but for the fact that they were not serving as executive officers as of December 31, 2021. For 2021, our named executive officers are:
•	Douglas Love, Esq., our President and Chief Executive Officer;
•	Larry Mattheakis, our Executive Vice President and Chief Scientific Officer;
•	Sanjay Keswani, our former Executive Vice President and Chief Medical Officer; and
•	Ted Yednock, our Executive Vice President and Chief Innovation Officer.
Dr. Mattheakis commenced employment with us effective September 30, 2021, at which time Dr. Yednock transitioned from the role of Chief Scientific Officer to Chief Innovation Officer.
In accordance with SEC rules, the Company expects to holds its first stockholder advisory vote to approve the compensation of its named executive officers in 2023.

2021 Summary Compensation Table
The following table sets forth information regarding compensation awarded to or earned by the executive officers listed below during the years ended December 31, 2021.
Name and Principal Position during 2021	Year	Salary ($)	Bonus ($)(4)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Douglas Love President and Chief Executive Officer	2021	533,883	—	7,231,250	297,110	—	8,062,243
	2020	445,960	—	3,892,794	263,708	—	4,602,462
	2019	395,520	—	2,841,570	151,150	—	3,388,240
Larry Mattheakis(3) Executive Vice President and Chief Scientific Officer	2021	104,814	150,000	3,000,402	41,639	—	3,296,856

Sanjay Keswani(5) Former Executive Vice President and Chief Medical Officer	2021	430,217	—	2,558,750	173,880	—	3,162,847
	2020	396,017	—	639,911	169,645		1,205,573
	2019	205,833	—	1,244,184	68,912	101,251	1,620,180
Ted Yednock EVP and Chief Innovation Officer	2021	416,817	—	2,558,750	169,080	28,699(6)	3,173,316
	2020	364,275	—	1,813,082	161,158	—	2,338,515
(1)
The amounts in the “Option Awards” column reflect the aggregate grant date fair value of stock options granted during the fiscal year computed in accordance with the provisions of ASC-718. The assumptions that we used to calculate these amounts are discussed in Note 7 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. These amounts may not reflect the actual economic value that will be realized by the named executive officer upon the exercise of the stock options or the sale of the common stock issued upon such exercise.

(2)
Amounts in the “Non-equity Incentive Plan Compensation” column for 2021 represent amounts earned by our named executive officers under our 2021 performance-based cash bonus program based on the achievement of pre-established corporate goals.

(3)	Dr. Mattheakis commenced employment with us effective September 30, 2021. His base salary and cash incentive bonus for 2021 reflect his start date.
(4)
Represents a one-time sign on bonus awarded in connection with Dr. Mattheakis’ commencement of employment. In the event Dr. Mattheakis’ employment terminates for “cause” or he resigns without “good reason” (each, as defined in his employment agreement) prior to the first anniversary of his commencement of employment, Dr. Mattheakis has agreed to repay the bonus.

(5)	Dr. Keswani separated from the Company on February 23, 2022.
(6)	Consists of life insurance premiums of $24,817 and $3,852 in reimbursements for commuting expenses.

Outstanding Equity Awards at December 31, 2021
The following table provides information regarding outstanding equity awards held by our named executive officers at December 31, 2021. Our named executive officers did not hold any stock awards as of December 31, 2021.
	Option Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Douglas Love	12/12/2014(2)	37,994	—	—	1.41	1/22/2025
	6/8/2016(2)	78,399	—	—	1.85	8/11/2026
	8/11/2016(2)	36,050	—	—	1.85	8/11/2026
	12/12/2018(1)	403,383	134,461	—	5.11	1/22/2029
	6/29/2020(1)	155,362	258,939	—	13.30	6/29/2030
	2/25/2021(1)	67,708	257,292	—	30.07	2/25/2031
Larry Mattheakis	9/30/2021(3)	—	220,000	—	18.61	9/30/2031
Sanjay Keswani(5)	6/21/2019(4)	—	—	46,737	7.49	6/21/2029
	6/17/2019(1)	112,849	70,107	—	7.49	6/21/2029
	6/29/2020(1)	25,539	42,565	—	13.30	6/29/2030
	2/25/2021(1)	23,958	91,042	—	30.07	2/25/2031
Ted Yednock	12/12/2014(2)	10,615	—	—	1.41	1/22/2025
	6/8/2016(2)	43,359	—	—	1.85	8/11/2026
	8/11/2016(2)	3,080	—	—	1.85	8/11/2026
	12/12/2018(1)	50,363	17,576	—	5.11	1/22/2029
	6/29/2020(1)	72,360	120,602	—	13.30	6/29/2030
	2/25/2021(1)	23,958	91,042	—	30.07	2/25/2031
(1)	The option vests as to 1/48th of the shares in monthly installments measured from the vesting commencement date, subject to continued service to us through the vesting date.
(2)	The option is fully vested.
(3)
Twenty-five percent of the shares subject to the option will vest on the first anniversary of the vesting commencement date, and the remainder vests in thirty-six (36) equal monthly installments thereafter, subject to continued service to us through the vesting date.

(4)	The options were subject to vesting upon the successful completion of a clinical trial as approved by our Board.
(5)
The unearned performance-based options and unexercisable options held by Dr. Keswani were forfeited when Dr. Keswani resigned from his position on February 23, 2022. The unexercised options exercisable remain outstanding until May 23, 2022.

2021 Base Salaries
Our named executive officers each receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.
In March 2021, the base salaries for Mr. Love, Dr. Keswani and Dr. Yednock were increased to $540,200, $434,700 and $422,700 respectively, reflecting a merit increase of 6.6%-9.1% over their respective 2020 annual base salaries. Dr. Mattheakis’s 2021 base salary was set at $413,000 in connection with his commencement of employment in September 2021.
2021 Annual Performance Based Cash Bonus
We maintain an annual performance-based cash bonus program in which each of our named executive officers participated in 2021. Each of our named executive officers’ target bonus is expressed as a percentage of base salary which can be achieved by meeting corporate goals at target level. The 2021 annual bonuses for Mr. Love, Dr. Mattheakis, Dr. Keswani and Dr. Yednock were targeted at 50%, 40%, 40% and 40% of their respective base salaries.
For 2021, our named executive officers were eligible to earn annual cash bonuses based on the achievement of certain corporate goals reviewed by the Compensation Committee and approved by the Board. For 2021, the Board set corporate performance goals focused on research, clinical development and business enabling activities. Each goal was defined by specific performance objectives and carried a corresponding weighting, such that the corporate goals could be achieved at up to 115% of target. In the case of our named executive officers other than our Chief Executive Officer, annual bonuses were also based on individual achievement, with corporate achievement weighted 80% and individual achievement weighted 20%.
In early 2022, the Compensation Committee reviewed and the Board approved the achievement of our 2021 corporate goals at 105% and individual achievement of 100% for each of Dr. Keswani, Dr. Yednock and Dr. Mattheakis. Dr. Mattheakis’s 2021 annual bonus was prorated to reflect the partial period of his employment during 2021. The actual annual cash bonuses earned by each named executive officer based on 2021 corporate and individual performance are set forth above in the Summary Compensation Table in the column titled “Non-equity Incentive Plan Compensation.”
2021 Equity Compensation
In February 2021, we granted to Mr. Love, Dr. Keswani and Dr. Yednock an option to purchase 325,000, 115,000 and 115,000 respectively, shares of our common stock, each of which vests in forty-eight (48) equal monthly installments from the grant date, subject to continued service. In September 2021, in connection with his commencement of employment, we granted to Dr. Mattheakis an option to purchase 220,000 shares of our common stock, which vests as to 25% of the shares subject to the option on September 30, 2021 and as to 1/48th of the shares subject to the option on each monthly anniversary thereafter, subject to continued service.
Other Elements of Compensation
We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. Currently, we do not match contributions made by participants in the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies. All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including: medical, dental and vision benefits; basic and supplemental life and accidental death and dismemberment insurance; and medical and dependent care flexible spending accounts.
Executive Compensation Arrangements
In connection with our initial public offering in July 2020, we entered into new employment agreements with Mr. Love and Dr. Yednock, which supersede the terms of their prior offer letters. We entered into employment agreements with each of Mr. Overdorf and Dr. Mattheakis in connection with their commencement of employment with us in July 2020 and September 2021, respectively. The employment agreements generally provide for initial base salary, target bonus, initial stock option grants and certain severance benefits as described in more detail below.
Employment Agreements
Pursuant to the employment agreements with each of our named executive officers, in the event the executive is terminated by us without Cause or resigns for Good Reason (each, as defined in the employment agreements), in each case, other than during the period commencing three months prior to and ending twelve (12) months following a change in control, the executive will receive (i) a lump sum cash payment equal to nine months of base salary, in the case of our executive vice presidents, or twelve (12) months of base salary, in the case of our CEO and (ii) payment or reimbursement of COBRA premiums for nine months, in the case of our executive vice presidents, or twelve (12) months, in the case of our CEO. In the event the executive is terminated without Cause or resigns for Good Reason, in each case, during the period commencing three months prior to and ending twelve (12) months following a change in control, the executive will receive (i) a lump sum cash payment equal to twelve (12) months of base salary plus the executive’s target annual bonus, in the case of our executive vice presidents, or eighteen (18) months of base salary plus 1.5 times the executive’s target annual bonus, in the case of our CEO, (ii) payment or reimbursement of COBRA premiums for twelve (12) months, in the case of our executive vice presidents, or eighteen (18) months, in the case of our CEO and (iii) and full acceleration of all unvested equity awards. The foregoing severance payments and benefits are subject to the executive’s execution of a release of claims in favor of us.
For purposes of our named executive officers’ offer letters and employment agreements:
“Cause” means (i) the executive’s failure to perform the executive’s assigned duties or responsibilities as an officer of us (other than a failure resulting from the executive’s disability) after notice thereof from us describing the executive’s failure to perform such duties or responsibilities, (ii) the executive’s engaging in any act of dishonesty, fraud or misrepresentation, (iii) the executive’s violation of any federal or state law or regulation applicable to our business or our affiliates, (iv) the executive’s breach of any confidentiality agreement or invention assignment agreement between the executive and us (or any affiliate of us) or (v) the executive’s commission of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude; and
“Good Reason” for the executive to terminate the executive’s employment shall mean the occurrence of any of the following events without the executive’s consent: (i) a material reduction in the executive’s salary or benefits (excluding the substitution of substantially equivalent compensation and benefits), other than as a result of a reduction in compensation affecting our employees, or our successor entity, generally, (ii) a material diminution in the executive’s duties or responsibilities, provided however, that, a mere change in title or reporting relationship alone shall not constitute “Good Reason” and (iii) relocation of the executive’s place of employment to a location more than fifty (50) miles from our office location. If any of the events set forth above shall occur, the executive shall give prompt written notice of such event to us, or our successor entity, upon becoming aware of such event, and if such event is not cured within thirty (30) days from such notice the executive may exercise his or her rights to resign for Good Reason, provided that if the executive has not exercised such right within forty-five (45) days of the date of such notice the executive shall be deemed to have agreed to the occurrence of such event.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2021:
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders(1)	5,712,824(2)	$16.07(3)	2,769,726(4)
Equity compensation plans not approved by security holders	—	—	—

Total	5,712,824	$16.07	2,769,726
(1)	Consists of the 2011 Equity Incentive Plan (the “2011 Plan”), the 2020 Incentive Award Plan (the “2020 Plan”) and the Employee Stock Purchase Plan (the “ESPP”).
(2)
Consists of 2,506,343 shares of common stock underlying outstanding options under the 2011 Plan, 3,156,481 shares of common stock underlying outstanding options under the 2020 Plan and 50,000 shares of common stock underlying unvested RSUs under the 2020 Plan. Does not include approximately 71,000 shares that may be issued with respect to the purchase period in effect as of December 31, 2021 under the ESPP, which purchase period ends on May 15, 2022, based on enrollment as of December 31, 2021 and assuming a purchase price of $2.53 (which was the closing price of our common stock as of April 22, 2022).

(3)	Represents the weighted-average exercise price of outstanding options. Because RSUs do not have an exercise price, the weighted-average exercise price does not take into account outstanding RSUs.

(4)
Includes 2,039,951 shares of common stock available for issuance under the 2020 Plan and 729,775 shares available for issuance under the ESPP as of December 31, 2021. In connection with the effectiveness of the 2020 Plan in July 2020, no further grants are made under the 2011 Plan.

The number of shares of common stock reserved for issuance pursuant to equity awards under the 2020 Plan will automatically increase January 1 of each year for a period of up to ten years, commencing on January 1, 2021 and continuing through and including January 1, 2030 by the lesser of (i) the amount equal to 4% of the number of shares issued and outstanding on December 31 immediately prior to the date of increase or (ii) such lower number of shares as may be determined by the Board, provided that no more than 21,605,212 shares may be issued pursuant to the exercise of incentive stock options.
The number of shares of common stock reserved for issuance under the ESPP will increase January 1 of each year for a period of up to ten years commencing January 1, 2021 and continuing through and including January 1, 2030 by the lesser of (i) a number of shares equal to 1% of the total number of outstanding shares of common stock on December 31 immediately prior to the date of increase or (ii) such number of shares as may be determined by the Board, provided that no more than 3,960,955 shares may be issued under the ESPP.
Limitation on Liability and Indemnification Matters
Our amended and restated certificate of incorporation and our amended and restated bylaws limit our directors’ liability, and provide that we may indemnify our directors and officers to the fullest extent permitted under Delaware General Corporation Law (the “DGCL”). The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:
•	transaction from which the director derives an improper personal benefit;
•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or redemption of shares; or
•	breach of a director’s duty of loyalty to the corporation or its stockholders.
These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or recession. The DGCL and our amended and restated bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding. In addition, we have entered, and intend to continue to enter, into separate indemnification agreements with our directors and officers. These indemnification agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as a director or officer, or any other company or enterprise to which the person provides services at our request. We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these provisions in our amended and restated certificate of incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or control persons, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Securities Act and is therefore unenforceable.

DIRECTOR COMPENSATION
The following table shows for the fiscal year ended December 31, 2021 certain information with respect to the compensation of all non-employee directors of the Company who served during fiscal year 2021. Mr. Love receives no additional compensation for his service as a director. His compensation as our President and Chief Executive Officer is set forth in the Summary Compensation Table above.
Name	Fees Earned or Paid in Cash $	Option Awards(1) $	All Other Compensation $	Total $
Jung E. Choi	44,375	150,299	—	194,674
Emmett Cunningham, M.D., Ph.D., M.P.H.(2)	6,667	—	—	6,667
Carol Gallagher, Pharm.D.(2)	3,875	—	—	3,875
Muneer A. Satter	53,250	150,299	—	203,549
Ricky Sun, Ph.D.(3)	47,500	150,299	—	197,799
Thomas G. Wiggans	78,000	150,299	—	150,299
William Carson(4)	38,750	468,099	—	506,849
William Waddill(4)	20,833	256,425	—	277,258
William Young(2)	3,583	—	—	3,583
(1)
The amounts in the “Option Awards” column reflect the aggregate grant date fair value of stock options granted during the calendar year computed in accordance with the provisions of ASC 718, Compensation—Stock Compensation. The assumptions that we used to calculate these amounts are discussed in Note 7 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. These amounts may not reflect the actual economic value that will be realized by the non-employee director upon the exercise of the stock options or the sale of the common stock acquired upon such exercise. Consistent with our Director Compensation Program (as described below), on the date of our 2021 annual meeting of stockholders, each non-employee who continued in service on the Board of Directors received a grant of 10,000 stock options. In addition, during 2021, Messrs. Carson and Waddill each received a grant of 20,000 stock options in connection with their commencement of service on our Board on February 5, 2021 and August 12, 2021, respectively.

(2)	Drs. Gallagher and Cunningham retired from the Board effective February 5, 2021 and February 25, 2021, respectively. Mr. Young retired from the Board effective February 5, 2021.
(3)	Mr. Sun retired from the Board effective February 1, 2022.
(4)	Messrs. Carson and Waddill commenced service on our Board on February 5, 2021 and August 12, 2021, respectively.
The following tables set forth options awards held as of December 31, 2021 by each non-employee director. None of our non-employee directors held any stock awards as of December 31, 2021.
Name	Options Outstanding as of Fiscal Year-End (exercisable and unexercisable) (#)
Jung E. Choi	46,322
Emmett Cunningham, M.D., Ph.D., M.P.H.	—
Carol Gallagher, Pharm.D.	—
Muneer A. Satter	10,000
Ricky Sun, Ph.D.	10,000
Thomas G. Wiggans	41,745
William Carson	30,000
William Waddill	20,000
William Young	81,612

Effective on the consummation of our initial public offering, we approved a compensation program for our non-employee directors, which has been amended effective as of the Annual Meeting (as amended, the “Director Compensation Program”) pursuant to which non-employee directors are compensated as follows:
•	Each non-employee director receives an annual cash retainer in the amount of $35,000 per year ($40,000 per year effective as of the Annual Meeting).
•	The non-executive chair receives an additional annual cash retainer in the amount of $30,000 per year.
•
The chair of the Audit Committee receives additional annual cash compensation in the amount of $15,000 per year for such chair’s service on the Audit Committee. Each non-chair member of the Audit Committee receives additional annual cash compensation in the amount of $7,500 per year for such member’s service on the Audit Committee.

•
The chair of the Compensation Committee receives additional annual cash compensation in the amount of $10,000 per year for such chair’s service on the Compensation Committee. Each non-chair member of the compensation committee receives additional annual cash compensation in the amount of $5,000 per year for such member’s service on the Compensation Committee.

•
The chair of the Nominating and Corporate Governance committee receives additional annual cash compensation in the amount of $8,000 per year for such chair’s service on the nominating and corporate governance committee. Each non-chair member of the Nominating and Corporate Governance Committee receives additional annual cash compensation in the amount of $4,000 per year for such member’s service on the Nominating and Corporate Governance Committee.

Under the Director Compensation Program, each non-employee director is automatically be granted an option to purchase 20,000 shares of our common stock (48,000 shares effective as of the Annual Meeting) upon the director’s initial appointment or election to our Board, referred to as the Initial Grant, and an option to purchase 10,000 shares of our common stock (24,000 shares effective as of the Annual Meeting) automatically on the date of each annual stockholder’s meeting thereafter, referred to as the Annual Grant. The Initial Grant vests in substantially equal monthly installments for three years from the date of grant, subject to continued service through each applicable vesting date. The Annual Grant vests on the earlier of the first anniversary of the date of grant or the date of the next annual stockholder’s meeting to the extent unvested as of such date, subject to continued service through each applicable vesting date. Each Initial Grant and Annual Grant vests in full in the event of a change in control.

TRANSACTIONS WITH RELATED PERSONS
CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS
Since January 1, 2020, we have engaged in the following transactions in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years with our directors, executive officers, holders of more than 5% of our voting securities and affiliates or immediate family members of our directors, executive officers and holders of more than 5% of our voting securities. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.
Series D Redeemable Convertible Preferred Stock Financing
In June 2020, we entered into a Series D redeemable convertible preferred stock purchase agreement with various investors, pursuant to which we issued an aggregate of 71,719,859 shares of Series D redeemable convertible preferred stock at $1.4222 per share for gross proceeds of approximately $102.0 million.
Name(1)	Series D Redeemable Convertible Preferred Stock (#)	Aggregate Cash Purchase Price ($)
Redmile Group, LLC(2)	14,062,719	19,999,999
Zone II Healthcare Holdings, LLC(3)	10,195,471	14,499,999
Entities affiliated with Bain Capital Life Sciences Investors, LLC(4)	2,812,543	3,999,999
Citadel Multi-Strategy Equities Master Fund Ltd.(5)	2,812,543	3,999,999
Satter Medical Technology Partners, L.P.(6)	2,812,543	3,999,999
Clarus Lifesciences III, L.P.(7)	2,109,407	2,999,999
New Enterprise Associates 15, L.P.(8)	2,039,094	2,899,999
(1)	For additional information regarding certain of these stockholders and their equity holdings, see the section titled “Security Ownership of Certain Beneficial Owners and Management.”
(2)
Redmile Biopharma Investments II, L.P. became a beneficial owner of more than 5% of our outstanding capital stock upon the closing of the Series D redeemable convertible preferred stock financing. Redmile Group, LLC is the investment manager to Redmile Biopharma Investments II, L.P.

(3)	Zone II Healthcare Holdings, LLC became a beneficial owner of more than 5% of our outstanding capital stock upon the closing of the Series D redeemable convertible preferred stock financing.
(4)
Entities affiliated with Bain Capital Life Sciences Investors, LLC beneficially owned more than 5% of our outstanding capital stock at the time of the Series D redeemable convertible preferred stock financing. Dr. Sun was, at the time of the Series D redeemable convertible preferred stock financing, a member of our Board. Dr. Ricky Sun was designated to serve as a member of our Board by Bain Capital Life Sciences Fund, L.P. Dr. Sun is a partner with Bain Capital Life Sciences, LP.

(5)	Citadel Multi-Strategy Equities Master Fund Ltd. beneficially owned more than 5% of our outstanding capital stock at the time of the Series D redeemable convertible preferred stock financing.
(6)
Trusts and other entities affiliated with Muneer A. Satter beneficially owned (in the aggregate) more than 5% of our outstanding capital stock at the time of the Series D redeemable convertible preferred stock financing. Mr. Muneer Satter is currently, and was at the time of the Series D redeemable convertible preferred stock financing, a member of our Board. Mr. Satter was designated to serve as a member of our Board by trusts and other entities affiliated with Mr. Satter. Mr. Satter is the founder and managing partner of Satter Medical Technology Partners, L.P. and Chairperson of Satter Investment Management LLC. Mr. Satter also manages the Satter Foundation.

(7)
Clarus Lifesciences III, L.P. beneficially owned more than 5% of our outstanding capital stock at the time of the Series D redeemable convertible preferred stock financing. Dr. Emmett Cunningham was at the time of the Series D redeemable convertible preferred stock financing, a member of our Board. Dr. Cunningham was designated to serve as a member of our Board by Clarus Lifesciences III, L.P. Dr. Cunningham is a Senior Managing Director of Blackstone Life Sciences, having joined as part of its acquisition of Clarus Ventures, LLC in December 2018. Dr. Cunningham was a Managing Director at Clarus Ventures, LLC from January 2017 to November 2018.

(8)
Entities affiliated with New Enterprise Associates 15, L.P. beneficially owned (in the aggregate) more than 5% of our outstanding capital stock at the time of the Series D redeemable convertible preferred stock financing. Dr. Carol Gallagher was at the time of the Series D redeemable convertible preferred stock financing, a member of our Board. Dr. Gallagher was designated to serve as a member of our Board by New Enterprise Associates 15, L.P. Dr. Gallagher is a partner at New Enterprise Associates, Inc.

Initial Public Offering
In July 2020, we completed our initial public offering, which resulted in the issuance and sale of 14,750,000 shares of common stock (including 2,139,403 shares sold pursuant to the underwriters’ partial exercise of their option to purchase additional shares in August 2020) at an initial public offering price of $17.00 per share, generating net proceeds of approximately $262.4 million, after deducting underwriting discounts and other offering costs. The following table sets forth the number of shares of common stock purchased in our initial public offering by directors (and related parties thereto), officers and holders of more than 5% of our common stock:
Participants(1)	Total Shares Purchased (#)	Aggregate Purchase Price ($)
Greater than 5% Stockholders
Entities affiliated with Bain Capital Life Sciences Investors, LLC(2)	400,000	6,800,000
Satter Medical Technology Partners, L.P.(3)	200,000	3,400,000
Clarus Lifesciences III, L.P.(4)	200,000	3,400,000
Officers
Jennifer Lew	2,000	34,000
(1)	For additional information regarding certain of these stockholders and their equity holdings, see the section titled “Security Ownership of Certain Beneficial Owners and Management.”
(2)
Entities affiliated with Bain Capital Life Sciences Investors, LLC beneficially owned more than 5% of our outstanding capital stock at the time of the initial public offering. Dr. Sun was, at the time of the initial public offering, a member of our Board. Dr. Ricky Sun was designated to serve as a member of our Board by Bain Capital Life Sciences Fund, L.P. Dr. Sun is a partner with Bain Capital Life Sciences, LP.

(3)
Trusts and other entities affiliated with Muneer A. Satter beneficially owned (in the aggregate) more than 5% of our outstanding capital stock at the time of the initial public offering. Mr. Muneer Satter is currently, and was at the time of the initial public offering, a member of our Board. Mr. Satter was designated to serve as a member of our Board by trusts and other entities affiliated with Mr. Satter. Mr. Satter is the founder and managing partner of Satter Medical Technology Partners, L.P. and Chairperson of Satter Investment Management LLC. Mr. Satter also manages the Satter Foundation.

(4)
Clarus Lifesciences III, L.P. beneficially owned more than 5% of our outstanding capital stock at the time of the initial public offering. Dr. Emmett Cunningham was at the time of the initial public offering, a member of our Board. Dr. Cunningham was designated to serve as a member of our Board by Clarus Lifesciences III, L.P. Dr. Cunningham is a Senior Managing Director of Blackstone Life Sciences, having joined as part of its acquisition of Clarus Ventures, LLC in December 2018. Dr. Cunningham was a Managing Director at Clarus Ventures, LLC from January 2017 to November 2018.

Investors’ Rights Agreement
We are party to an amended and restated investors’ rights agreement with, among others, holders of more than 5% of our capital stock and entities with which certain of our directors are affiliated. Certain of the holders of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act, subject to certain exceptions. The investors’ rights agreement also provided for a right of first refusal in favor of certain holders of redeemable convertible preferred stock with regard to certain issuances of our capital stock. The right of first refusal terminated upon the consummation of our initial public offering.
Voting Agreement
In June 2020, we entered into an amended and restated voting agreement with certain holders of our common stock and redeemable convertible preferred stock. Upon the conversion of all outstanding shares of redeemable convertible preferred stock into common stock in connection with our public offering in July 2020, the amended and restated voting agreement terminated.
Right of First Refusal and Co-Sale Agreement
In June 2020, we entered into an amended and restated right of first refusal and co-sale agreement with certain holders of our common stock and redeemable convertible preferred stock. The amended and restated right of first refusal and co-sale agreement terminated upon the consummation of our initial public offering.
Indemnification Agreements
We have entered into indemnification agreements with certain of our current directors and officers, and intend to enter into new indemnification agreements with each of our current directors and officers. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by applicable law.

POLICY AND PROCEDURES FOR RELATED PARTY TRANSACTIONS
Our Board adopted a written related person transaction policy, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including without limitation purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including but not limited to whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

HOUSEHOLDING
The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact Jennifer Lew, Corporate Secretary, by mail at Annexon, Inc., 1400 Sierra Point Parkway, Bldg C, Suite 200, Brisbane, California 94005 or by telephone at (650) 822-5509.
If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Jennifer Lew, Corporate Secretary, by mail at Annexon, Inc., 1400 Sierra Point Parkway, Bldg C, Suite 200, Brisbane, California 94005.
OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

Douglas Love
President and Chief Executive Officer

April 27, 2022
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 is available on our website under the “Investors & Media” section. Additionally, we will provide a copy of our Annual Report on Form 10-K, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, without charge upon written request to: Jennifer Lew, Annexon, Inc., 1400 Sierra Point Parkway, Bldg C, Suite 200, Brisbane, California 94005. Exhibits to the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 8, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 8, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D80469-P72989 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANNEXON, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class II Directors to serve until the 2025 Annual Meeting of Stockholders, and until their respective successors have been duly elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jung E. Choi
02) William D. Waddill

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. The approval, on an advisory (non-binding) basis, of the frequency of future advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: The proxies may vote in their discretion upon any other matters as may properly come before the meeting or any adjournments, continuations or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

D80470-P72989

ANNEXON, INC.
Annual Meeting of Stockholders
June 9, 2022 9:00 A.M. Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Douglas Love and Jennifer Lew, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Annexon, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 A.M. Pacific Time on June 9, 2022 virtually at www.virtualshareholdermeeting.com/ANNX2022, and any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side